(a)(18)

GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 17 TO AGREEMENT

AND DECLARATION OF TRUST

The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on December 13, 2012:

RESOLVED, that effective April 30, 2007, the change in name of the Goldman Sachs International Equity Fund to “Goldman Sachs Strategic International Equity Fund” is hereby ratified and approved, and the Agreement and Declaration of Trust dated September 16, 1997 of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, is hereby amended accordingly; and be it further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of December 13, 2012	/s/ Caroline Kraus
Caroline Kraus
Title: Secretary